Exhibit 99.4

NOMINATING COMMITTEE CHARTER

      The Board of Directors of Interpharm Holdings, Inc.(the "Company") has authorized the formation of a Nominating Committee (the "Committee") and approved the following Charter in order to set forth the purposes, structure, authority and duties and responsibilities of the Committee and the members thereof.

PURPOSE

      As set forth herein, the Committee shall, among other things, discharge the responsibilities of the Board of Directors of the Company (the "Board") relating to the determination of the appropriate size, functioning and needs of the Board, including, but not limited to, recruitment and retention of high quality Board members, Committee composition and structure, Board assessment of director performance and related party and conflicts oversight.

MEMBERSHIP

      The Committee shall consist of at least three members of the Board as determined from time to time by the Board. Each member shall be an "independent director" in accordance with the listing standards of the American Stock Exchange, as amended from time to time.

      The Board shall elect the members of the Committee at the first Board meeting practicable following the annual meeting of stockholders of the Company and may make changes from time to time pursuant to the provisions below. Unless a chairperson is elected by the Board, the members of the Committee shall designate a chairperson by majority vote of the full Committee membership.

      A Committee member may resign by delivering his or her written resignation to the Chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

MEETINGS AND COMMITTEE ACTION

      The Committee shall meet at such times as it deems necessary to fulfill its responsibilities. Meetings of the Committee shall be called by the chairperson of the Committee upon such notice as is provided for in the by-laws of the Company with respect to meetings of the Board. A majority of the members shall constitute a quorum. Actions of the Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Committee. The Committee shall report its minutes from each meeting to the Board.
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      The  chairperson of the Committee  shall  establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. At each meeting, the chairperson shall appoint as secretary a person who may, but need not, be a member of the Committee. A certificate of the secretary of the Committee setting forth the names of the members of the Committee or actions taken by the Committee shall be sufficient evidence at all times as to the persons constituting the Committee, or such actions taken.

DUTIES AND RESPONSIBILITIES

      The Committee's duties and responsibilities include:

      o Monitoring and making recommendations regarding Committee functions, contributions and composition,
      o     Developing  the criteria and  qualifications  for  membership on the
            Board,
      o Developing programs for the continuing education of all directors and for the orientation of new directors,
      o Reviewing and making recommendations to the Board regarding director compensation,
      o Establishing and periodically reviewing director retirement policies and making recommendations to the Board regarding these policies,
      o Reviewing and making recommendations to the Board regarding the appropriate level of director and officer liability insurance and evaluating the appropriateness of providing indemnity to the Company's officers, directors or agents on a case-by-case basis, including the appropriateness of advancing fees and expenses,
      o Considering all questions regarding a conflict of interest involving any Board members, the Company, its subsidiaries or their respective officers,
      o Creating a format to review the performance of each of the directors; conducting the reviews annually in accordance with the format; and distributing the reviews results to all Board members for their review and consideration.
      o     Evaluating, on an annual basis, the Committee's performance, and
      o Making recommendations to the Board on methods for enhancing services to, and improving communications and relations with, the Company's stockholders.
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POWERS AND AUTHORITY

      Subject to such specific constraints as may be imposed by the Board, the Board delegates to the Committee all powers and authority that are necessary or appropriate to fulfill its duties and responsibilities hereunder, including but not limited to:

      o Recruiting, reviewing and nominating candidates for election to the Board or to fill vacancies on the Board,
      o Reviewing candidates proposed by stockholders, and conducting appropriate inquiries into the background and qualifications of any such candidates,
      o     Administering any director compensation plans,
      o Retaining and terminating any professionals (such as search firms, attorneys and compensation professionals) to assist in evaluating, designing and documenting of director compensation, including sole authority to approve the professional's fees and other retention terms,
      o Establishing subcommittees for the purpose of evaluating special or unique matters, and
      o Carrying out all other duties and responsibilities related to the purpose of the Committee delegated to the Committee from time to time by the Board.

      In identifying candidates for membership on the Board, the Committee shall take into account all factors it deems appropriate, which may include: (a) ensuring that the Board, as a whole, is diverse, and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify the candidate as a "financial expert," as such term is defined in rules promulgated by the Securities and Exchange Commission) and local or community ties and (b) minimum individual qualifications, including strength of character, judgment, familiarity with the Company's business and industry, independence of thought and the ability to work collegially. The Committee may also consider the extent to which the candidate will fill a present need on the Board.

REPORTING

      The Committee shall prepare a statement each year concerning its compliance with this Charter. The statement may be included in the Company's proxy statement or any of the periodic reports the Company may be required to file under applicable securities laws.